UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

   FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b)
                   OR (g) OF THE SECURITIES EXCHANGE ACT 1934


                        ALTERNATIVE ENERGY SOURCES, INC.
                        --------------------------------

             (Exact name of registrant as specified in its charter)



            Delaware                                   74-3038728
            --------                                   ----------
    (State of Incorporation)               (I.R.S. Employer Identification No.)

                                610 North Howard
                                 Tekoa, WA 99033
                               -------------------
               (Address of Principal Executive Offices) (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                 Name of each exchange on which each
     to be so registered                      class is to be registered

        Not Applicable                             Not Applicable
        --------------                             --------------

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box |_|


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box |X|

Securities Act registration statement file number to which this form relates:
Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $0.01 par value
                          -----------------------------

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Item 1.  Description of Registrant's Securities to be Registered.

Our Certificate of Incorporation authorizes the issuance of 75,000,000 shares of common stock, $.0001 par value per share. As of the date of this Registration Statement on Form 8-A, there are 15,375,000 common shares issued and outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50 percent of the Shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution, or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of Common Stock do not have preemptive rights. In the future, preemptive rights may be granted by way of amendment of our articles of incorporation, which would require a vote by the board of directors and shareholders on such matter.

Item 2.  Exhibits

Exhibit                       Description
Number

3.1 Certificate of Incorporation dated February 11, 2002 (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2 filed on February 11, 2003, file No. 333-103096 (the "Registration Statement"))

3.2 Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement)


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


                                    SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


ALTERNATIVE ENERGY SOURCES, INC.

Dated:   January 26, 2006


/s/ Andrew Stinson
------------------
By: Andrew Stinson, President and CEO


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